Exhibit 99

DIMECO, INC. ANNOUNCES EARNINGS AT SEPTEMBER 30, 2005

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported earnings for the nine months ended September 30, 2005 of $3,214,000, representing earnings per share of $2.08. Net interest income increased 13.2% during the first three quarters of 2005 versus the same period in 2004, reflecting an increase in both interest income and an interest expense.

The Company continued to experience growth with total assets increasing $28,355,000 or 8.8% to $349,909,000 from September 30, 2004 to September 30, 2005. During this time, deposits increased $21,929,000 or 8.1% while the loan portfolio continued its trend of double-digit increase, expanding by $34,276,000 or 13.6%.

Asset quality has improved as can be seen in the ratios of non-performing assets to total assets of .15% while net charge-offs to average loans remained at 0%. All ratios regarding allowance for loan loss show positive improvement, most noteworthy the allowance for loan loss to nonaccrual loans of 2,504.7% due to the decline of $1,020,000 in nonaccrual assets from September 30, 2004 to September 30, 2005.

Return on average stockholders’ equity and return on average assets were 14.04% and 1.26%, respectively, at September 30, 2005. Dividends declared year to date increased 8.7% over the same period last year to $.75 per share.

Gary C. Beilman, President and Chief Executive Officer, stated, “We have had many achievements so far this year, most noteworthy are growth in loans, deposits and total assets. The re-pricing of assets in the current interest rate environment has added significantly to the bottom line. Also of note is the improved quality of assets and increased recoveries of loans previously charged off. Finally, careful management of expenses at all levels has also proved beneficial. Although these are significant gains we also remain mindful of our challenges. Many financial institutions, ours included, are competing for deposit dollars which are the primary funding source for loans and investments. At The Dime Bank we maintain consistent pricing of interest rates.

As a local community bank, we use our deposit dollars to provide loans to local businesses and individuals. As always, we are thankful to our customers and shareholders for their confidence in us.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking along with a Trust Department and an Investments and Financial Services Department. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. / October 24, 2005

Contact: Deborah Unflat, Marketing Officer

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands, except per share)	2005	2004	2005	2004
Interest Income
Interest and fees on loans	$4,472	$3,564	$12,315	$10,110
Investment securities:
Taxable	428	420	1,265	1,286
Exempt from federal income tax	36	63	110	187
Other	35	4	109	19

Total interest income	4,971	4,051	13,799	11,602

Interest Expense
Deposits	1,368	976	3,753	2,927
Short-term borrowings	56	35	151	89
Other borrowed funds	140	99	375	175

Total interest expense	1,564	1,110	4,279	3,191

Net Interest Income	3,407	2,941	9,520	8,411

Provision for loan losses	182	261	575	1,126

Net Interest Income After Provision for Loan Losses	3,225	2,680	8,945	7,285

Noninterest Income
Services charges on deposit accounts	330	318	952	942
Other income	381	376	1,115	1,154

Total noninterest income	711	694	2,067	2,096

Noninterest Expense
Salaries and employee benefits	1,097	973	3,314	2,880
Net occupancy and equipment expense	326	292	983	845
Other expense	681	606	2,004	1,800

Total noninterest expense	2,104	1,871	6,301	5,525

Income before income taxes	1,832	1,503	4,711	3,856
Income taxes	588	465	1,497	1,184

NET INCOME	$1,244	$1,038	$3,214	$2,672

Earnings per Share - basic	$0.80	$0.67	$2.08	$1.74
Earnings per Share - diluted	$0.78	$0.65	$2.01	$1.67
Average shares outstanding - basic	1,548,204	1,538,727	1,546,833	1,534,681
Average shares outstanding - diluted	1,599,655	1,599,004	1,599,228	1,599,977

DIMECO,	INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands)

September 30,	2005	2004
Assets
Cash and due from banks	$6,136	$7,563
Interest-bearing deposits in other banks	19	33
Federal funds sold	2,119	5,712

Total cash and cash equivalents	8,274	13,308
Mortgage loans held for sale	—	548
Investment securities available for sale	42,973	43,846
Investment securities held to maturity (market value of $209 and $220)	199	198
Loans (net of unearned income of $728 and $675)	286,788	252,512
Less allowance for loan losses	3,757	3,314

Net loans	283,031	249,198
Premises and equipment	6,135	5,159
Accrued interest receivable	1,192	1,210
Bank-owned life insurance	5,207	5,018
Other assets	2,898	3,069

TOTAL ASSETS	$349,909	$321,554

Liabilities
Deposits :
Noninterest-bearing	$37,771	$32,247
Interest-bearing	254,225	237,820

Total deposits	291,996	270,067
Short-term borrowings	11,204	10,915
Other borrowed funds	13,991	9,845
Accrued interest payable	658	513
Other liabilities	1,427	1,429

TOTAL LIABILITIES	319,276	292,769

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,552,670 and 1,541,494 shares issued	776	771
Capital surplus	4,445	4,174
Retained earnings	26,554	23,649
Accumulated other comprehensive income	(80)	191
Treasury stock, at cost (30,000 shares)	(1,062)	—

TOTAL STOCKHOLDERS’ EQUITY	30,633	28,785

TOTAL LIABILITES AND STOCKHOLDERS’ EQUITY	$349,909	$321,554

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share)	2005		2004		% Increase (decrease)
Performance for the nine months ended September 30,
Interest income	$13,799		$11,602		18.9%
Interest expense	$4,279		$3,191		34.1%
Net interest income	$9,520		$8,411		13.2%
Net income	$3,214		$2,672		20.3%
Shareholders’ Value (per share)
Net income - basic	$2.08		$1.74		19.5%
Net income - diluted	$2.01		$1.67		20.4%
Dividends	$0.75		$0.69		8.7%
Book value	$20.12		$18.67		7.8%
Market value	$35.30		$35.50		-0.6%
Market value/book value ratio	175.5%		190.1%		-7.7%
* Price/earnings multiple	12.7	X	15.3	X	-17.0%
* Dividend yield	2.83%		2.59%		9.3%
Financial Ratios
* Return on average assets	1.26%		1.16%		8.6%
* Return on average equity	14.04%		12.64%		11.1%
Shareholders’ equity/asset ratio	8.75%		8.95%		-2.2%
Dividend payout ratio	36.06%		39.66%		-9.1%
Nonperforming assets/total assets	0.15%		0.44%		-65.9%
Allowance for loan loss as a % of loans	1.31%		1.31%		0.0%
* Net charge-offs/average loans	0.00%		0.47%		-100.0%
Allowance for loan loss/nonaccrual loans	2504.7%		283.3%		784.1%
Allowance for loan loss/non-performing loans	738.1%		234.0%		215.4%
Financial Position at September 30,
Assets	$349,909		$321,554		8.8%
Loans	$286,788		$252,512		13.6%
Deposits	$291,996		$270,067		8.1%
Stockholders’ equity	$30,633		$28,785		6.4%

*	annualized